                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                 CONCERO INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

                              [CONCERO INC LOGO]

                6300 Bridgepoint Parkway, Building 3, Suite 200
                              Austin, Texas 78730

                                April 20, 2001

Dear Stockholder:

   You are cordially invited to attend the 2001 annual meeting of stockholders of Concero Inc., which will be held at our executive offices, 6300 Bridgepoint Parkway, Building 3, Suite 200, Austin, Texas on Wednesday, May 23, 2001 at 9:00 a.m. (Central Time).

   Details of the business to be conducted at the annual meeting are given in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

   After careful consideration, our Board of Directors has unanimously approved the proposal set forth in the Proxy Statement and recommends that you vote in favor of such proposal and for each of the directors nominated for election to the Concero Inc. Board of Directors.

   You may vote your shares by signing, dating, and returning the enclosed proxy promptly in the accompanying reply envelope. Representation of your shares at the meeting is very important. Accordingly, whether or not you plan to attend the meeting, we urge you to submit your proxy promptly by one of the methods offered. If you are able to attend the annual meeting and wish to change your proxy vote, you may do so simply by voting in person at the annual meeting.

   We look forward to seeing you at the annual meeting.

                                          Sincerely,


                                          /s/ Timothy D. Webb
                                          Timothy D. Webb
                                          President and Chief Executive
                                           Officer


                            YOUR VOTE IS IMPORTANT

    In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. No postage need be affixed if mailed in the United States.

                                 CONCERO INC.
                6300 Bridgepoint Parkway, Building 3, Suite 200
                              Austin, Texas 78730

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 2001

TO THE STOCKHOLDERS OF CONCERO INC.:

   Notice is hereby given that the 2001 Annual Meeting of Stockholders of Concero Inc. will be held at our executive offices, 6300 Bridgepoint Parkway, Building 3, Suite 200, Austin, Texas on Wednesday, May 23, 2001 at 9:00 a.m. (Central Time) for the following purposes:

  1. To elect seven directors to serve until the Annual Stockholders' Meeting in 2002, or in each case until their respective successors have been elected and qualified;

  2. To approve an amendment to our Amended and Restated 1996 Stock Option/Stock Issuance Plan that will affect the following changes:

    (i) increase the number of shares of our common stock subject to initial option grants under the Automatic Option Grant Program from 10,000 shares to 20,000 shares; and

    (ii) provide for additional option grants of 20,000 shares under the Automatic Option Grant Program to each non-employee board member on the date of the first annual meeting of stockholders following such board member's completion of each four-year period of service after joining our board.

  3. To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2001; and

  4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

   Only stockholders of record at the close of business on March 30, 2001 are entitled to notice of, and to vote at, the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

   Whether or not you plan to attend the meeting in person, please sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares are voted. You may revoke your proxy at any time. If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted. The prompt return of your proxy card will assist us in preparing for the meeting.

                                          By Order of the Board of Directors,


                                          /s/ Nancy A. Richardson
                                          NANCY A. RICHARDSON
                                          Secretary

Austin, Texas
April 20, 2001

   YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES
    BY COMPLETING, SIGNING, AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY
            POSSIBLE AS AND RETURNING IT IN THE ENCLOSED ENVELOPE.

                                 CONCERO INC.
                6300 Bridgepoint Parkway, Building 3, Suite 200
                              Austin, Texas 78730

                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 2001

General

   The enclosed proxy is solicited on behalf of the Board of Directors of Concero Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on May 23, 2001. The Annual Meeting will be held at 9:00 a.m. Central Daylight Time at our executive offices, 6300 Bridgepoint Parkway, Building 3, Suite 200, Austin, Texas. The proxy solicitation materials were mailed on or about April 20, 2001, to all stockholders entitled to vote at our Annual Meeting.

Voting

   The specific proposals to be considered and acted upon at our Annual Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On March 30, 2001, the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, we had outstanding 10,165,208 shares of our common stock. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 30, 2001. Stockholders may not cumulate votes in the election of directors.

   All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Proxies

   If the enclosed form of proxy is properly signed and returned, the share represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by our board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposals 2 and 3 described in the accompanying notice and proxy statement. You may revoke or change your proxy at any time before the Annual Meeting by filing with our Corporate Secretary at our executive offices at 6300 Bridgepoint Parkway, Building 3, Suite 200, Austin, Texas, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

   We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in the names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. We do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

   Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2002 Annual Meeting of Stockholders and in our proxy statement and form of proxy relating to that meeting, must be received by us at our principal executive offices in Austin, Texas, addressed to our Corporate Secretary, not later than December 20, 2001, the date which 120 days prior to April 20, 2002. With respect to any stockholder proposal not submitted pursuant to Rule 14a-8 and unless notice is received by us in the manner specified in the previous sentence, persons acting as proxies shall have discretionary authority to vote against any proposal presented at our 2002 Annual Meeting of Stockholders. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our bylaws.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

General

   At this Annual Meeting, we will be electing seven directors to hold office until their term has expired at the 2002 Annual Meeting or until their successors are duly elected and qualified. Our board currently consists of seven directors. Each of the nominees listed below is a current director.

   The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event a nominee is unable or declines to serves as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by our present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Nominees for Director

Name                         Age                Current Position
----                         ---                ----------------
Timothy D. Webb.............  40 President, Chief Executive Officer and Director
Wade E. Saadi...............  51 Chairman of the Board
Edward C. Ateyeh, Jr........  48 Director
Thomas A. Herring...........  50 Director
W. Frank King, Ph.D.........  61 Director
Kevin B. Kurtzman...........  53 Director
Michael J. Maples...........  58 Director

--------

   Mr. Webb has served as President, Chief Executive and a director of Concero since September 1, 1998. Prior to joining Concero, Mr. Webb was Vice President, Enterprise Solutions for Syntel, Inc. From June 1995 through February 1998, Mr. Webb was employed by Oracle Corporation, last serving as a Regional Vice President for Oracle's Consulting Service Division. From 1983 through May 1995, Mr. Webb was employed by Andersen Consulting rising to the level of Associate Partner before leaving to join Oracle. Mr. Webb holds a bachelor's degree in Systems Management Engineering from Princeton University.

   Mr. Saadi has served on our board of directors since October 1, 1996. He is the founder of Pencom Systems Incorporated, a privately held New York corporation and has served as its President and Chief Executive Officer since its inception in 1973. In 1996, Mr. Saadi won the Technology Entrepreneur of the Year Award(R) in New York City. Mr. Saadi is a governor of the Board of the Collectors Club and a regional vice president of the United States Philatelic Classics Society. Mr. Saadi attended the Polytechnic Institute of Brooklyn where he majored in chemical engineering.

   Mr. Ateyeh has served on our board of directors since October 1, 1996. He is presently an Executive Vice President of Pencom Systems Incorporated, where he has been employed since 1977. Mr. Ateyeh served as President of Pencom's software division, the predecessor to Concero, from 1989 to 1992. In 1994, Mr. Ateyeh founded Collective Technologies, Pencom's system management consulting division where he currently serves as President and Chief Executive Officer. Mr. Ateyeh is a board member of the Economic Development Council of the Greater Austin Chamber of Commerce, a member of the Austin Community College Software Industry Advisory Council, as well as the Austin Software Council's President/CEO Peer Group. Mr. Ateyeh earned a Bachelor of Science degree from the University of Notre Dame.

   Mr. Herring has served on our board of directors since January 1997. Since October 1998, he has served as a Partner in Polaris Venture Partners. From December 1997 to October 1998, Mr. Herring served as Senior Vice President of Compuware Corp., which acquired Numega Technologies, Inc. From May 1996 to December 1997, Mr. Herring served as Chief Executive Officer of Numega Technologies, Inc. From July 1995 to May 1996, Mr. Herring was Vice President of Corporate Marketing of Sybase, Inc., a software company. Mr. Herring was selected as the 1995 Software Industry Sales and Marketing Executive of the Year by Upside Magazine. He serves on the board of directors of several companies, including Allaire Corporation and Incentive Systems. Mr. Herring holds a bachelor's degree in marketing and a master's degree in mathematics from Texas Tech University.

   Dr. King has served on our board of directors since October 1, 1996. From 1992 to September 1, 1998, Dr. King served as our President and CEO. From 1988 to 1992, Dr. King was Senior Vice President of the Software Business group of Lotus, a software publishing company. Prior to joining Lotus, Dr. King was with IBM, a technology company, for 19 years, where his last position was Vice President of Development for the Personal Computing Division. Dr. King serves on the boards of directors of several companies, including Natural Microsystems, Inc., Eon Communications, Inc. and Perficient Inc. Dr. King earned a doctorate in electrical engineering from Princeton University, a master's degree in electrical engineering from Stanford University, and a bachelor's degree in electrical engineering from the University of Florida.

   Mr. Kurtzman has served on our board of directors since December 1996. He is presently the Chief Financial Officer of Pencom, a position he has held since July 1997. Prior to that, Mr. Kurtzman had been with Margolin, Winer & Evens LLP, a certified public accounting firm, since 1972 and was a Partner and a member of its executive committee and an Audit and Business Advisory Partner. Mr. Kurtzman is a former officer and director of CPA Associates International. Mr. Kurtzman received a bachelor's degree in accounting from Queens College of the City University of New York.

   Mr. Maples has served on our board of directors since December 1996. Mr. Maples held several positions with Microsoft, a technology company, from April 1988 through July 1995, where his last position was Executive Vice President of Worldwide Products. Prior thereto, Mr. Maples held various positions with IBM over the course of 23 years, the last of which was Director of Software Strategy. Mr. Maples serves on the boards of directors of Lexmark International Inc., Mission Critical Software and J.D. Edward and Company. Mr. Maples holds a master's degree from Oklahoma City University and a bachelor's degree in electrical engineering from the University of Oklahoma.

Board Meetings and Committees

   In 2000, our board of directors met nine times and acted a number of times by written consent. Each of the incumbent directors attended at least 75% of the aggregate of (i) the total meetings of the board and (ii) the total number of meetings held by all committees of the board on which they served.

 Compensation Committee

   The current members of the compensation committee are Messrs. Saadi Ateyeh, and King. The compensation committee of the board of directors determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our employees and the consultants. The compensation committee also administers various incentive compensation, stock and benefit plans. The compensation committee had no meetings in 2000 but acted a number of times by written consent.

 Audit Committee

   The audit committee currently consists of three non-employee directors, Messrs. Herring, Kurtzman and Maples. The audit committee reviews, act on and reports to the board of directors with respect to various auditing and accounting matters, including the selection of our independent accountants, the scope of the annual audits, fees paid to the independent accountants, the performance of our independent accountants and our accounting practices. The Board has adopted and approved a charter for the audit committee, a copy of which is attached hereto as Appendix A. During 2000, the audit committee held four meetings.

   The board has determined that Messrs. Herring and Maples are "independent" as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers (the "NASD"). The board has been unable to affirmatively determine that Mr. Kurtzman is "independent" as that term is defined in Rule 4200. Mr. Kurtzman is currently the Chief Financial Officer of Pencom Systems Incorporated, a privately held corporation. Prior to October 1996, we conducted our business and operations as the software division of Pencom. In October 1996, Pencom distributed all of the capital stock of Concero to Pencom's stockholders at that time. As a result of this transaction, the three largest stockholders of Pencom, Edward C. Ateyeh, Jr., Wade E. Saadi and Edgar G. Saadi, received shares of our common stock and, as of March 30, 2001, collectively owned approximately 48.73% of the outstanding shares of our common stock. In addition, Messrs. Ateyeh and Wade Saadi serve as directors. Due to the significant stock ownership of Messrs. Ateyeh, Saadi and Saadi in both Pencom and Concero and the service of Messrs. Ateyeh and Wade Saadi as directors of Concero, the NASD may find that Pencom and Concero are under the common control of Messrs. Ateyeh, Saadi and Saadi and, as a result, may deem that Pencom and Concero are affiliates. If such determination were made, Mr. Kurtzman's position as Chief Financial Officer of Pencom would preclude him from being considered "independent" under the NASD rules.

   Although Mr. Kurtzman may not qualify as "independent" under the NASD listing standards, the board has determined that Mr. Kurtzman's membership on the audit committee is required by the best interests of Concero and its stockholders. Mr. Kurtzman has significant experience with financial statements and financial reporting matters. In addition to his experience as the Chief Financial Officer of Pencom from July 1997 to the present, Mr. Kurtzman was a partner with Margolin, Winer & Evans LLP, a certified public accounting firm, which he joined in 1972 as well as a member of the Executive Committee. Mr. Kurtzman is also a former officer and director of CPA Associates International. Mr. Kurtzman has an in-depth knowledge of our financial reporting matters due to his involvement with our audit committee since October, 1996. Consequently, the board has determined that Mr. Kurtzman shall serve on the audit committee pursuant to the exception provided in Rule 4350(d)(2)(B) of the NASD listing standards.

   We do not have a standing nominating committee or any other committee performing similar functions. Such matters are considered at meetings of the full board of directors.

Director Compensation and Indemnification Agreements

   We pay each of our non-employee directors $3,750 per calendar quarter, which may be in the form of cash or, at the discretion of each eligible director, may be applied to the acquisition of an option to purchase common stock pursuant to the Director Fee Option Grant Program in effect under our 1996 Stock Option/Stock Issuance Plan. Under the Automatic Option Grant Program each individual who first becomes a non-employee director after June 15, 1997 automatically receives, at the time of such initial election or appointment, a stock option grant for 10,000 shares of common stock. In addition, on the date of each annual stockholders meeting, each individual who is re-elected as a non-employee director is eligible to receive an option grant for 4,000 shares of common stock, provided such individual has served on the board for at least six months. Each option grant will have an exercise price equal to the fair market value of the option shares on the grant date and will have a maximum term of ten years, subject to earlier termination upon the optionee's cessation of board service. Non-employee directors are members of the board of directors who are not employees of Concero.

   On May 1, 2000, each of Messrs. Saadi, Ateyeh, Herring, King, Kurtzman, and Maples received a stock option grant to purchase 4,000 shares of our common stock at an exercise price of $3.50. Following this year's Annual Meeting, each of Messrs. Saadi, Ateyeh, Herring, King, Kurtzman and Maples will receive an option to purchase 24,000 shares of our common stock at an exercise price equal to the fair market value per share (closing selling price) of our common stock on the date of the Annual Meeting.

   Our certificate of incorporation limits the liability of our directors to us and our stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We also maintain directors' and officers' liability insurance and enter into indemnification agreements with all of our directors and executive officers.

   The board of directors unanimously recommends that the stockholders vote FOR the election of all of the nominees listed above.

                                  PROPOSAL 2

                         APPROVAL OF AMENDMENT TO THE
          AMENDED AND RESTATED 1996 STOCK OPTION/STOCK ISSUANCE PLAN

   You are being asked to approve an amendment to our Amended and Restated 1996 Stock Option/Stock Issuance Plan (the "Plan") that will affect the following changes:

  1. increase the number of shares of our common stock subject to initial option grants under the Automatic Option Grant Program from 10,000 shares to 20,000 shares; and

  2. provide for additional option grants of 20,000 shares under the Automatic Option Grant Program to each non-employee board member on the date of the first annual meeting of stockholders following such board member's completion of each four-year period of service after joining our board.

   The board of directors adopted the amendment on April 18, 2001, subject to stockholder approval at this Annual Meeting.

   The board believes the amendment is necessary to assure that the option grants to our non-employee board members are more in line with industry standards and those granted to non-employee board members of comparable companies. We rely significantly on equity incentives in the form of stock option grants in order to attract and retain highly qualified individuals to serve on our board and believes that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent.

   The following is a summary of the principal features of the Plan, as most recently amended. Any stockholder of Concero who wishes to obtain a copy of the actual plan document may do so upon written request to the us at 6300 Bridgepoint Parkway, Building 3, Suite 200, Austin, Texas 78730.

Equity Incentive Programs

   The Plan consists of four separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program, (iii) the Automatic Option Grant Program for non-employee board members and (iv) the Director Fee Option Grant Program for such board members. The principal features of each program are described below. The compensation committee of our board has the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to our executive officers and non-employee board members and also has the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, our board may at any time appoint a secondary committee of one or more board members to have separate but concurrent authority with the compensation committee to make option grants and stock issuances under those two programs to individuals other than our executive officers and non-employee board members.

   The term Plan Administrator, as used in this summary, will mean the compensation committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the Plan. However, neither the compensation committee nor any secondary committee exercises any administrative discretion under the Automatic Option Grant and Director Fee Option Grant Programs. All grants under those programs are made in strict compliance with the express provisions of such programs.

Share Reserve

   At present, there is a total of 5,028,009 shares of common stock reserved in the aggregate for issuance over the term of the Plan. Such share reserve consists of (i) the 1,715,000 shares initially reserved for issuance under the Plan, (ii) 2,500,000 shares of common stock, of which 1,000,000 shares, 500,000 shares and 1,000,000 shares were each added to the Plan as previously approved by the board and our stockholders in connection with the 1998, 1999 and 2000 annual meeting of stockholders, respectively, plus (iii) the additional 813,009 shares of common stock added to the reserve on January 2, 2001 pursuant to the automatic share increase provisions of the Plan. In addition, on the first trading day of each calendar year during the term of the Plan, the number of shares of common stock available for issuance under the Plan will automatically increase by an amount equal to eight percent (8%) of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 2,000,000 shares of common stock.

   No participant in the Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 750,000 shares of common stock in the aggregate per calendar year. Stockholder approval of this Proposal will also constitute a reapproval of the 750,000-share limitation for purposes of Internal Revenue Code Section 162(m).

   The shares of common stock issuable under the Plan may be drawn from shares of our authorized but unissued shares of common stock or from shares of common stock reacquired by us, including shares repurchased on the open market.

   In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and per participant) under the Plan and the securities and the exercise price per share in effect under each outstanding option.

Eligibility

   Officers and employees, non-employee board members and independent consultants in the service of Concero or our parent and subsidiaries (whether now existing or subsequently established) are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee members of the board are also eligible to participate in the Automatic Option Grant and Director Fee Option Grant Programs.

   As of March 31, 2001, eight executive officers, six non-employee board members and approximately 353 other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The six non-employee board members were also eligible to participate in the Automatic Option Grant and Director Fee Option Grant Programs.

Valuation

   The fair market value per share of common stock on any relevant date under the Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq National Market. On March 31, 2001 the fair market value per share determined on such basis was $1.66.

Discretionary Option Grant Program

   The Plan Administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

   Each granted option will have an exercise price per share no less than the fair market value of the option shares on the grant date unless otherwise determined by the Plan Administrator. No granted option will have a term in excess of ten (10) years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. However, the shares acquired under those options will be subject to repurchase by us, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares.

   Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator has complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

   The Plan Administrator is authorized to issue tandem stock appreciation rights under the Discretionary Option Grant Program, which provide the holders with the right to surrender their options for an appreciation distribution from us equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of common stock.

   The Plan Administrator also has the authority to effect the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant, in substitution therefor, new options covering the same or a different number of shares of common stock but with an exercise price per share based upon the fair market value of the option shares on the new grant date.

Stock Issuance Program

   Shares of common stock may be issued under the Stock Issuance Program at a price per share no less than fair market value unless otherwise determined by the Plan Administrator. Shares will be issued and for such valid consideration as the Plan Administrator deems appropriate, including cash and promissory notes. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The Plan Administrator has, however, the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

Automatic Option Grant Program

 Grants

   Under the Automatic Option Grant Program, eligible non-employee board members receive a series of option grants over their period of board service. Each non-employee board member will, at the time of his or her initial election or appointment to the board, receive an option grant for 20,000 shares of common stock, provided such individual has not previously been in our employ. On the date of the first annual stockholders meeting following the fourth anniversary of the date on which a non-employee board member joined our board and following each four-year period of board service thereafter, he or she will receive an option for 20,000 shares of common stock, provided he or she will continue to serve as a non-employee board member. In addition, on the date of each Annual Meeting, each individual who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 4,000 shares of common stock, provided he or she has served as a non-employee board member for at least six months. There will be no limit on the number of 4,000-share option grants any one eligible non-employee board member may receive over his or her period of continued board service.

   Stockholder approval of this Proposal will also constitute pre-approval of each option granted under the Automatic Option Grant Program after the date of the Annual Meeting and the subsequent exercise of that option in accordance with the terms of the program summarized below.

   Each automatic grant will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under such option will be subject to our repurchase, at the exercise price paid per share, should the optionee cease board service prior to vesting in those shares. The shares subject to each initial 20,000-share automatic option grant and each subsequent 20,000-share automatic grant will vest in a series of four successive equal annual installments upon the optionee's completion of each year of board service over the four-year period measured from the grant date. The shares subject to each annual 4,000-share automatic grant will vest upon the optionee's completion of one-year of board service measured from the grant date. However, the shares subject to each outstanding automatic option grant will immediately vest in full upon certain changes in control or ownership of Concero or upon the optionee's death or disability while a board member. Following the optionee's cessation of board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of board service.

Director Fee Option Grant Program

   Each non-employee board member has the right to apply all or a portion of his total retainer fee otherwise payable in cash each year (currently $3,750 a calendar quarter) to the acquisition of a special option grant under the Director Fee Option Grant Program. The grant will automatically be made on the first trading day in January following the filing of the option-in-lieu-of-cash election and will have an exercise price per share equal to the fair market value of the option shares on the grant date. The number of option shares will be such that the value of the option (as determined by using the Black-Scholes option valuation model) will be equal to the amount of the retainer fee applied to the program.

   Stockholder approval of this Proposal will constitute pre-approval of each option granted pursuant to the provisions of the Director Fee Option Grant Program after the date of the Annual Meeting and the subsequent exercise of that option in accordance with its terms.

   The option will become exercisable for fifty percent (50%) of the option shares upon the optionee's completion of six months of board service during the calendar year of the option grant, and the balance of the option will become exercisable in a series of six successive equal monthly installments upon the optionee's completion of each additional month of board service during that calendar year. In the event the optionee ceases board service for any reason (other than death or permanent disability), the option will immediately terminate with respect to any unvested shares subject to the option at the time. However, the option will remain exercisable for the vested shares subject to the option until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three-year period measured from the date of the optionee's cessation of board service. Should the optionee's service as a board member cease by reason of death or permanent disability, then the option will immediately become exercisable for all the shares of common stock subject to the option and may be exercised for any or all of those shares until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three-year period measured from the date of the optionee's cessation of board service.

Limited Stock Appreciation Rights

   Each option granted under the Automatic Option Grant or Director Fee Option Grant Program will include a limited stock appreciation right. Upon the successful completion of a hostile tender offer for more than fifty percent (50%) of our outstanding voting securities or a change in a majority of the board as a result of one or more contested elections for board membership, each outstanding option under the Automatic Option Grant or Director Fee Option Grant Program may be surrendered to us in return for a cash distribution from us. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under such option. In addition, the Plan Administrator may grant such rights to our officers, as part of their option grants under the Discretionary Option Grant Program.

   Stockholder approval of this Proposal will also constitute pre-approval of each limited stock appreciation right granted under the Automatic Option Grant or Director Fee Option Grant Program and the subsequent exercise of that right in accordance with the foregoing terms.

General Provisions

 Acceleration

   In the event that we are acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program that is not to be assumed or replaced by the successor corporation or otherwise continued in effect will automatically accelerate in full, and all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

   The Plan Administrator has authority under the Discretionary Option Grant Program to provide that those options will automatically vest in full (i) upon an acquisition of Concero, whether or not those options are assumed or replaced, (ii) upon a hostile change in control of Concero effected through a tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members, or (iii) in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within a designated period (not to exceed 18 months) following an acquisition in which those options are assumed or replaced upon a hostile change in control. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The options granted under the Automatic Option Grant Program and the Director Fee Option Grant Program will automatically accelerate and become exercisable in full upon any acquisition or change in control transaction.

   The acceleration of vesting in the event of a change in the ownership or control of Concero may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of Concero.

 Financial Assistance

   The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

Special Tax Election

   The Plan Administrator may provide one or more holders of non-statutory options or unvested share issuances under the Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

Amendment and Termination

   The board may amend or modify the Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the board, the Plan will terminate on the earliest of (i) October 1, 2006, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of Concero.

Stock Awards

   The table below shows, as to our Chief Executive Officer, the four other most highly compensated executive officers of Concero (with base salary and bonus for the past fiscal year in excess of $100,000) and the other individuals and groups indicated, the number of shares of common stock subject to option grants made under the Plan from January 1, 2000 through March 30, 2001, together with the weighted average exercise price payable per share. We have not made any direct stock issuances to date under the Plan.

                              OPTION TRANSACTIONS

                                             Number of Shares  Weighted Average
                                                Underlying      Exercise Price
   Name and Position                        Options Granted(#)   Per Share($)
   -----------------                        ------------------ ----------------
   Timothy D. Webb........................        100,000           12.06
    President, Chief Executive Officer and
     Director

   John M. Velasquez......................         45,000            6.35
    Senior Vice President

   Pedro A. Fernandez.....................         45,000            6.35
    Senior Vice President

   Ted L. Downey..........................         15,000            9.63
    Senior Vice President, Western Area

   Keith D. Thatcher......................         45,000            6.35
    Chief Financial Officer, Treasurer and
     Senior Vice President, Finance

   Wade E. Saadi..........................         13,446            8.36
    Chairman of the board

   Edward C. Ateyeh, Jr...................         13,446            8.36
    Director

   Thomas A. Herring......................         13,446            8.36
    Director

   W. Frank King, Ph.D....................          4,000           15.98
    Director

   Kevin B. Kurtzman......................         13,446            8.36
    Director

   Michael J. Maples......................         13,446            8.36
    Director

   All current executive officers as a
    group (8).............................        341,500            8.36

   All current non-employee directors as a
    group (6).............................         71,230            8.79

   All employees, including current
    officers who are not executive
    officers, as a group..................      1,892,575           10.34

Federal Income Tax Consequences

 Option Grants

   Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

   Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

   Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

   If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the
Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

   We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of Concero in which such ordinary income is recognized by the optionee.

   If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, we will not be entitled to any income tax deduction.

 Stock Appreciation Rights

   No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the appreciation distribution. We will be entitled to an income tax deduction equal to the appreciation distribution in the taxable year in which such ordinary income is recognized by the optionee.

 Direct Stock Issuances

   The tax principles applicable to direct stock issuances under the Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Deductibility of Executive Compensation

   We anticipate that any compensation deemed paid by us in connection with the disqualifying dispositions of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of our executive officers. Accordingly, all compensation deemed paid with respect to those options will remain deductible by us without limitation under Code Section 162(m).

Accounting Treatment

   Option grants under the Discretionary Option Grant and Automatic Option Grant Programs with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to our reported earnings. However, the fair value of those options is required to be disclosed in the notes to our financial statements, and we must also disclose, in footnotes to our financial statements, the pro-forma impact those options would have upon our reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining our earnings per share on a fully-diluted basis.

   Option grants or stock issuances made under the Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to us in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against our earnings over the period that the option shares or issued shares are to vest.

   On March 31, 2000, the Financial Accounting Standards board issued Interpretation No. 44, which is an interpretation of APB Opinion No. 25 governing the accounting principles applicable to equity incentive plans. Under the Interpretation, option grants made to consultants (but not non-employee board members) after December 15, 1998 will result in a direct charge to our reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the July 1, 2000 effective date of the Interpretation) and the vesting date of each installment of the option shares. In addition, if the proposed interpretation is adopted, any options which are repriced after December 15, 1998 will also trigger a direct charge to our earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option (or, if later, the July 1, 2000 effective date of the Interpretation) and the date the option is exercised for those shares.

   Should one or more individuals be granted tandem stock appreciation rights under the Plan, then such rights would result in a compensation expense to be charged against our reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

New Plan Benefits

   Upon stockholder approval of this Proposal, on the date of the Annual Meeting, Messrs. Saadi, Ateyeh, Herring, King, Kurtzman and Maples will each receive an option grant for 20,000 shares and for 4,000 shares, each at an exercise price equal to the fair market value per share of the common stock on that date.

Stockholder Approval

   The affirmative vote of at least a majority of the outstanding shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the amendment to the Plan.

Should such stockholder approval not be obtained, then the initial grants under the Automatic Option Grant Program will continue to be for 10,000 shares of common stock, and no subsequent 20,000-share automatic grant will be made in connection with the completion of each four-year period of board service. The Plan will continue in effect, and option grants and direct stock issuances may continue to be made under the Plan until all the shares available for issuance under the Plan has been issued pursuant to such option grants and direct stock issuances.

   The board of directors deems this proposal to be in the best interests of Concero and our stockholders and recommends a vote "FOR" approval of such proposal. Unless authority to do so is withheld, the person(s) named in each proxy will vote the shares represented thereby "FOR" the approval of the Amendment to the Amended and Restated 1996 Stock Option/Stock Issuance Plan.

                                  PROPOSAL 3

   Our board of directors appointed the firm of Ernst & Young LLP, as independent auditors for the year ended December 31, 2000 and has appointed Ernst & Young LLP to serve in the same capacity for the year ended December 31, 2001. The board is asking the stockholders to ratify this appointment.

   In the event that the stockholders fail to ratify the appointment, the board of directors will reconsider its selection. Even if the selection is ratified, the board of directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the board of directors believes that such change would be in Concero's and the stockholders' best interests.

Fees billed to Company by Ernst & Young LLP during the year ended December 31, 2000

   Audit Fees: During the year ended December 31, 2000, Ernst & Young LLP billed us $131,640 for audit of our annual financial statements and for review of the financial statements included in our quarterly reports on Form 10-Q and other SEC filings.

   Financial Information Systems Design and Implementation Fees: We did not engage Ernst & Young LLP to provide us with advice regarding financial information systems design and implementation during the year ended December 31, 2000.

   All Other Fees: During the year ended December 31, 2000, for all Ernst & Young billed us $101,721 other non-audit services rendered to us, including tax related service.

   The Audit Committee, as stated in its Audit Committee Report included elsewhere in this proxy statement, has considered whether the provision of the services described in the preceding paragraphs is compatible with maintaining the independence of Ernst & Young LLP.

   A representative of Ernst & Young is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

   The affirmative vote of a majority of the outstanding shares represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

   The board of directors unanimously recommends that the stockholders vote "FOR" the ratification and approval of the selection of Ernst & Young LLP as our independent auditors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding beneficial ownership of our common stock as of March 30, 2001 by :

  . each person who is known by us to be a beneficial owner of five percent (5%) or more of our common stock;

  . each current director, each of whom is a nominee for election as a director;

  . each executive officer named in the summary compensation table of the Executive Compensation and Other Information section of this proxy statement; and

  .  all current directors and executive officers as a group.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of March 30, 2001. The percentage of beneficial ownership before the offering is based on 10,165,208 shares of common stock outstanding as of March 30, 2001.

   Our common stock is the only class of voting securities outstanding. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                                   Percentage
                                                        Shares     of Shares
                                                     Beneficially Beneficially
Beneficial Owner                                        Owned        Owned
----------------                                     ------------ ------------
Executive Officers and Directors:
Wade E. Saadi.......................................  1,667,060      16.34%
Edward C. Ateyeh, Jr................................  1,667,060      16.34
Edgar G. Saadi......................................  1,631,758      16.05
W. Frank King.......................................    581,046       5.67
Dimensional Fund Advisors, Inc......................    531,400       5.22
Timothy D. Webb.....................................    493,216       4.66
John M. Velasquez...................................    129,720       1.27
Michael J. Maples...................................     78,109          *
Pedro A. Fernandez..................................     73,750          *
Kevin B. Kurtzman...................................     56,841          *
Thomas A. Herring...................................     52,252          *
Keith D. Thatcher...................................     51,674          *
Ted Downey..........................................     41,250          *
All current directors and executive officers as a
 group (14 persons).................................  4,931,848      44.23%

--------
*  Less than one percent of the outstanding common stock

   Unless otherwise indicated, the address for all officers and directors is c/o Concero Inc., 6300 Bridgepoint Parkway, Building 3, Suite 200, Austin, Texas 78730.

   Wade E. Saadi. These shares include immediately exercisable options to purchase 35,303 shares of common stock and immediately exercisable warrants to purchase 16,372 shares of common stock. Mr. Saadi's address is c/o Pencom Systems Incorporated, 40 Fulton Street, New York, New York 10038.

   Edward C. Ateyeh, Jr. These shares include immediately exercisable options to purchase 35,303 shares of common stock and immediately exercisable warrants to purchase 16,372 shares of common stock. Mr. Ateyeh's address is c/o Pencom Systems Incorporated, 40 Fulton Street, New York, New York 10038.

   Edgar G. Saadi. These shares include immediately exercisable warrants to purchase 16,373 shares of common stock. Mr. Saadi's address is c/o Pencom Systems Incorporated, 40 Fulton Street, New York, New York 10038.

   W. Frank King, Ph.D. These shares include immediately exercisable options to purchase 88,000 shares of common stock.

   Timothy D. Webb. These shares include immediately exercisable options to purchase 410,216, of which 185,716 are unvested and subject to repurchase if exercised.

   John M. Velasquez. These shares include immediately exercisable options to purchase 81,250 shares of common stock.

   Michael J. Maples. These shares include immediately exercisable options to purchase 36,099 shares of common stock.

   Pedro A. Fernandez. These shares include immediately exercisable options to purchase 68,750 shares of common stock.

   Kevin B. Kurtzman. These shares include immediately exercisable options to purchase 56,841 shares of common stock.

   Thomas A. Herring. These shares include immediately exercisable options to purchase 52,252 shares of common stock.

   Keith D. Thatcher. These shares include immediately exercisable options to purchase 43,204 shares of common stock.

   Ted Downey. These shares include immediately exercisable options to purchase 41,250 shares of common stock.

                                  MANAGEMENT

Executive Officers

   Set forth below is certain information concerning our executive officers as of March 31, 2001:

     Name                        Age Position Held
     ----                        --- -------------
     Timothy D. Webb............  40 President and Chief Executive Officer
     Keith D. Thatcher..........  43 Chief Financial Officer, Treasurer &
                                     Senior Vice President
     Ted L. Downey..............  51 Senior Vice President
     Pedro A. Fernandez.........  35 Senior Vice President
     John M. Velasquez..........  37 Senior Vice President
     Mary Anne Clement..........  41 Vice President, People and Culture
     Cathy S. Hetzel............  49 Senior Vice President
     Nancy A. Richardson, Esq...  41 General Counsel, Secretary and Senior Vice
                                     President

   Biographical information concerning Mr. Webb is set forth under "PROPOSAL 1--Election of Directors."

   Mr. Thatcher was promoted to Senior Vice President of Finance in February 2000. Mr. Thatcher continues to serve as our Chief Financial Officer and Treasurer, positions he has held since May 1998 and October 1996, respectively. From October 1994 to June 1996, Mr. Thatcher was Chief Financial Officer, Secretary and Treasurer of Tanisys Technology, Inc., a technology start-up company. Prior thereto, Mr. Thatcher served as Vice President and Treasurer for Kinetic Concepts, Inc., a medical services and products company, from 1987 to 1994. From 1985 to 1987, Mr. Thatcher was employed by Peat Marwick Main & Co. as an audit manager. Mr. Thatcher earned a bachelor's degree in accountancy from Northern Arizona University.

   Mr. Downey was named Senior Vice President in February 2000, after joining us in December 1999. Mr. Downey has tendered his resignation from Concero effective July 2, 2001. From February 1996 to December 1999, Mr. Downey was a Vice President with Oracle Corporation. Prior to joining Oracle, Mr. Downey was with Intergraph Corporation. Mr. Downey holds a master's degree in economics and a bachelor's degree in political science from the University of Illinois.

   Mr. Fernandez was named Senior Vice President in February 2000, having previously served as Vice President of Corporate Strategy and Marketing since January 1999. Prior to joining us, Mr. Fernandez served as Vice President, People Soft Solutions for Syntel, Inc. from April 1998 to November 1998. Mr. Fernandez was a Director for Cambridge Technology Partners from January 1994 to April 1998 and prior to that was employed by Andersen Consulting. Mr. Fernandez holds a bachelor's degree in computer engineering from the University of Miami.

   Mr. Velasquez was named Senior Vice President in February 2000, having previously served as Vice President of Enterprise Solutions since January 1999. Prior to joining us, Mr. Velasquez served as Vice President, Data Warehousing for Syntel, Inc. from April 1998 until January 1999. From 1994 to 1998, Mr. Velasquez was president of a consulting firm specializing in systems design and management and prior to that was employed by Andersen Consulting. Mr. Velasquez holds a bachelor's degree in industrial engineering from Stanford University.

   Ms. Clement was named Vice President, People and Culture in February 2000, after joining us in August 1999 as Associate Vice President, Special Operations. From December 1993 to August 1999, Ms. Clement was a Director with McCall Consulting Group. Ms. Clement holds a MBA from Southern Methodist University and a bachelor's degree from Randolph-Macon Woman's College.

   Ms. Hetzel was named Senior Vice President in January 2001 after serving as Vice President, e-TV and Broadband since February 2000. Prior to joining us, Ms. Hetzel served as Senior Vice President, Residential Business of Digital Cable Radio Associates in 1998 and 1999. Ms. Hetzel had previously served as Senior Vice President, Affiliate Sales & Marketing and Sales and Affiliate Relations for Digital Cable Radio Associates between 1994 and 1998. Ms. Hetzel attended San Diego State University.

   Ms. Richardson was named Senior Vice President in January 2001 after serving as General Counsel, Secretary, and Vice President in May 1998 after providing legal services to the company since May 1997. Ms. Richardson has tendered her resignation effective May 30, 2001. Ms. Richardson had been a sole practitioner from November 1995 to May 1998. Ms. Richardson began her career with Ernst & Young. Ms. Richardson holds a JD and MBA from the University of Texas and a bachelor's degree in accountancy from St. Edward's University.

                            EXECUTIVE COMPENSATION

Summary Compensation Information

   The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer and each of the other four most highly compensated executive officers whose salary and bonus for 2000 was in excess of $100,000, for services rendered in all capacities to Concero for the years ended December 31, 1998, 1999 and 2000. The listed individuals shall be hereafter referred to as the "Named Executive Officers".

                          Summary Compensation Table

                                                                        Long-Term
                                                                       Compensation
                                       Annual Compensation                Awards
                              ---------------------------------------- ------------
Name and Principal                                    Other Annual (2)     Stock
Position                 Year Salary($)(1) Bonus($)   Compensation($)   Options(#)
------------------       ---- ------------ --------   ---------------- ------------
Timothy D. Webb......... 2000   342,528        --          2,500         100,000
 Chief Executive Officer 1999   329,344        --          1,612             --
                         1998   109,567        --            --          500,000

John M. Velasquez....... 2000   237,500     16,875(3)      2,500          25,000
 Senior Vice President   1999   210,938     85,265(4)        746         150,000
                         1998       --         --            --              --

Pedro A. Fernandez...... 2000   225,000     70,000(5)        --           25,000
 Senior Vice President   1999   191,666     30,000(6)        --          125,000
                         1998       --         --            --              --

Ted Downey.............. 2000   213,333        --          2,500          15,000
 Senior Vice President   1999    14,394        --            650          75,000
                         1998       --         --            --              --

Keith D. Thatcher....... 2000   170,833     50,000(5)      2,500          25,000
 Senior Vice President   1999   145,833        --          1,458          11,139
                         1998   116,667     12,533(7)      1,292          52,000

--------
(1) Includes salary deferral contributions to our 401(k) Plan.
(2) The indicated amount for each Named Executive Officer is comprised of the contributions we made on behalf of such individual to our 401(k) Plan.
(3) Represents the final installment of the annual incentive bonus guaranteed for calendar year 1999
(4) Includes a transition bonus of $30,000 and annual incentive bonus guaranteed for calendar year 1999.
(5) Represents the annual incentive bonus for calendar year 1999.
(6) Represents a transition bonus of $30,000.
(7) Represents the annual incentive bonus for calendar year 1997.

Stock Option Information

   The following table sets forth certain information regarding option grants made pursuant to our 1996 Stock Option/Stock Issuance Plan during 2000 to each of the Named Executive Officers.

                       Option Grants in Last Fiscal Year

                                     Individual Grants(1)
                         --------------------------------------------
                                                                          Potential
                                                                      Realizable Value
                                                                      at Assumed Annual
                                     Percentage                        Rates of Stock
                         Number of    Of Total                              Price
                         Securities   Options                         Appreciation for
                         Underlying   Granted    Exercise               Option Term(5)
                          Options   to Employees   Price   Expiration -----------------
Name                     Granted(2)  In 2000(3)  ($/Sh)(4)    Date     5%($)   10%($)
----                     ---------- ------------ --------- ----------  -----  ---------
Timothy D. Webb.........  100,000       6.10%     12.0625   7/21/10   758,860 1,922,450
John M. Velasquez.......   25,000       1.53        9.625   5/31/10   151,328   383,496
Pedro A. Fernandez......   25,000       1.53        9.625   5/31/10   151,328   383,496
Ted Downey..............   15,000       0.92        9.625   5/31/10    90,797   230,097
Keith D. Thatcher.......   25,000       1.53        9.625   5/31/10   151,328   383,946

--------
(1) The option will become exercisable in 4 successive equal annual installments upon the optionee's completion of each year of service measured from the grant date. The option will become exercisable on an accelerated bases upon a liquidation or dissolution of Concero or a merger or consolidation in which there is a change in ownership of securities possessing more than 50% of the total combined voting power of Concero's outstanding securities, unless the option is assumed by the surviving entity, and will become exercisable following such events upon termination of employment under certain circumstances. In addition, the compensation committee of the board of directors may accelerate the vesting of the option in the event (i) there is a change in the composition of the board of directors over a period of two years or less such that those individuals serving as directors at the beginning of the period cease to represent a majority of the board or (ii) change of ownership of securities possessing more than 50% of the total combined voting power of Concero's outstanding securities to a hostile tender offer.
(2) The compensation committee has the authority to effect the cancellation of the options and to grant, in substitution thereof, new options covering the same or a different number of shares of common stock but with an exercise price based upon the fair market value of the option shares on the new grant date.
(3) Based on an aggregate of 1,638,385 options granted to employees in 2000, including options granted to the Named Executive Officers.
(4) The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date. Alternately, the option may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to Concero, out of the sales proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The compensation committee may also assist an optionee in the exercise of an option by authorizing a loan from Concero in a principal amount not to exceed the aggregate exercise price plus any tax liability incurred in connection with the exercise.
(5) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the 10-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate of the future market price of the common stock. These amounts do not take into account any other appreciation in the price of the common stock from the date of grant to the current date.

   No options were exercised by the Named Executive Officers in 2000. The following table sets forth for each of the Named Executive Officers certain information concerning the value of unexercised options at the end of 2000:

                         Fiscal Year-End Option Values

                               Number of Securities      Value of Unexercised
                                    Underlying           in-the-Money Options
                                Unexercised Options         at December 31,
                              at December 31, 2000(#)         2000(1)($)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Timothy D. Webb.............   385,716      214,284         --           --
John M. Velasquez...........    75,000      100,000         --           --
Pedro A. Fernandez..........    62,500       87,500      15,625       15,625
Ted Downey..................    37,500       52,500         --           --
Keith D. Thatcher...........    34,169       61,355      28,602       29,750

--------
(1) Value is determined by subtracting the exercise price from the market value of our common stock at December 31, 2000 ($3.00 per share based upon the closing price of our common stock on the Nasdaq National Market on such date) and multiplying by the number of shares underlying the options.

Employment Contracts and Change of Control Arrangements

   We have entered into an employment agreement with Timothy D. Webb dated August 28, 1998. Pursuant to the agreement, we have agreed to pay Mr. Webb an annual base salary of $325,000 with an annual increase of four percent and to provide customary fringe benefits. In addition, we issued to Mr. Webb options to purchase an aggregate of 500,000 shares of common stock at $3.50 per share. The options vest over six (6) years with 100,000 vesting upon Mr. Webb's completion of six months of employment, an additional 100,000 vesting upon the completion of two years of employment, an additional 100,000 vesting upon the completion of three years of employment, 25,000 vesting upon the completion of four years of employment, 75,000 vesting upon the completion of five years of employment, and 100,000 vesting upon the completion of six years of service. The options shall be incentive stock options up to the permitted limitation as of the hire date. Accordingly, 199,997 options were classified as incentive stock options. The agreement terminates August 28, 2004.

   We have entered into employment agreements with no defined termination dates with each of Messrs. Velasquez, Fernandez, Downey and Thatcher, dated January 25, 1999, January 18, 1999, December 3, 1999 and October 1996, respectively. Pursuant to these agreements, we have agreed to pay Messrs. Velasquez, Fernandez, Downey, and Thatcher annual base salaries of $225,000, $200,000, $190,000 and $150,000, respectively, and to provide customary fringe benefits.

   The agreements contain provisions which, among others, prohibit the employee from disclosing or otherwise using certain confidential information, assign inventions or ideas conceived by the employee during his employment to us, prohibit solicitation by the employee of our clients and other employees and prohibit the employee from accepting any opportunity (whether by contract or full-time employment) with our clients. Pursuant to the terms of the agreements, either party may terminate the employment relationship without cause upon two weeks' prior written notice to the other party. We may terminate the employment relationship in our sole discretion without cause, effective immediately, upon payment of two weeks' salary to the employee or immediately for cause upon written notice.

   We have entered into written agreements with our officers whereby in the event of the officer's involuntary termination within 18 months following an acquisition of Concero or change in control of Concero either through a change of control of our Board of Directors or a tender offer made directly to our shareholders, any unvested options assumed or replaced in connection with the acquisition or otherwise outstanding will automatically accelerate so that the option shall become immediately exercisable.

   The compensation committee as Plan Administrator of the 1996 Plan has the authority to provide for the accelerated vesting of outstanding options held by the Chief Executive Officer and any other executive officer or the shares of common stock subject to direct issuances held by such individual, in connection with certain changes in control of Concero or the subsequent termination of the officer's employment following the change in control event.

Key-Person Life Insurance

   We do not maintain key-person life insurance policies on the lives of any of our executive officers.

Compensation Committee Interlocks and Insider Participation

   Executive compensation decisions are made by the compensation committee of the board of directors, which consists of Messrs. Saadi, Ateyeh and King. None of these individuals was an officer or employee of Concero at any time during the 2000 fiscal year or at any other time. During 2000, no current executive officer of Concero served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

Compensation Committee Report on Executive Compensation

   It is the duty of the compensation committee to review and determine the salaries and incentive compensation of our officers, including the President and Chief Executive Officer, and provide recommendations for the salaries and incentive compensation of our other employees and consultants. The Compensation Committee also administers various incentive compensation, stock and benefit plans.

   The compensation committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contribution to our success. The market for system integration and software development services is very competitive, and our success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

   General Compensation Policy. The compensation committee's policy is to provide our executive officers with compensation opportunities which are based upon their personal performance, our financial performance and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (1) base salary that is competitive with the market and reflects individual performance, (2) annual variable performance awards payable in cash or stock options and tied to our achievement of annual financial performance goals and (3) long-term stock based incentive awards designed to strengthen the mutuality of interests between the executive officers and our stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon our financial performance and stock price appreciation rather than base salary.

   Compensation decisions were made by the compensation committee. The principal factors that were taken into account in establishing each executive officer's compensation package for 2000 are described below. However, the compensation committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

   Base Salary. The base salary for each officer reflects the salary levels for comparable positions in similar companies, such as systems integrators and software companies, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the compensation committee. Each executive officer's base salary is subject to minimums set forth in their respective employment agreements and is adjusted each year on the basis of (1) the compensation committee's evaluation of the officer's personal performance for the year and
(2) the competitive marketplace for persons in comparable positions. Our performance and profitability may also be a factor in determining the base salaries of executive officers.

   Annual Incentives. We maintain a cash incentive to reward executive officers and other key employees for attaining defined performance targets. For most executive officers and other key employees, bonuses are based primarily on company-wide performance targets. For some management personnel, company-wide performance is a factor, however significant weight is also given to individual performance and performance of an operating group. Upon achievement of a performance target, an employee is entitled to a cash payment.

   In setting performance targets, we considered our historical performance and underlying business model, and external as well as internal expectations related to 2000 revenue and operating profits. The financial factors were derived directly from the our 2000 operating plan.

   Long Term Incentives. Generally, stock option grants for our executive officers are reviewed twice annually by the compensation committee. Each grant is designed to maintain a significant unvested position to provide incentives to create stockholder value and allows the officer to acquire shares of our common stock at a fixed price per share (the fair value on the grant date) over a specified period of time (up to ten years). Options are immediately exercisable, but option shares that are purchased subject to vesting restrictions are repurchasable by us at the exercise price if the officer's employment is terminated prior to the vesting date.

   The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the compensation committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with us, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The relevant weight given to each of these factors varies from individual to individual. The compensation committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

   CEO Compensation. The total compensation payable to Mr. Webb, our President and Chief Executive Officer, for 2000 and continuing until August 27, 2004, is governed by the terms of his employment agreement dated August 28, 1998. The agreement provides for an annual base salary of $325,000 with an annual increase equal to four percent.

   Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that such compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to the compensation which is not considered to be performance-based. Non-performance based compensation paid to our executive officers for 2000 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid to our executive officers for 2001 will exceed that limit. Our 1996 Stock Option/Stock Issuance Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under the plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation, which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1 million limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

   It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

                                          Submitted by the Compensation
                                           Committee
                                          of the Board of Directors

                                          Wade E. Saadi
                                          Edward C. Ateyeh, Jr.
                                          W. Frank King, Ph.D.

Audit Committee Report

   The following is the report of the audit committee with respect to our audited financial statements for the year ended December 31, 2000, included in our Annual Report on Form 10-K for that year. The audit committee has reviewed and discussed these audited financial statements with management of Concero. The audit committee has discussed with Concero's independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the financial statements. The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from Concero. The audit committee has also considered whether the provision of services by Ernst & Young LLP to Concero as described under the caption "Proposal to Ratify Independent Accountants" is compatible with maintaining the independence of Ernst & Young LLP.

   Based on the review and discussions referred to above in this report, the audit committee recommended to the board of directors that the audited financial statements be included in Concero's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                          Submitted by the Audit Committee
                                          of the Board of Directors

                                          Thomas A. Herring
                                          Kevin B. Kurtzman
                                          Michael J. Maples

Stock Performance Graph

   The graph below depicts our stock price as an index assuming $100 invested on June 5, 1997 (the date of our initial public offering), along with the composite prices of companies listed in the S & P Software & Services Companies Index and Nasdaq Stock Market (U.S. Companies) Index. This information has been provided to us by the Standard & Poor's Computers Index and the Nasdaq Stock Market. The comparisons in the graph are required by regulations of the Securities Exchange Commission and are not intended to forecast or to be indicative of the possible future performance of our common stock.
                              [PERFORMANCE GRAPH]

Research Data Group, Inc.                   Total Return--Data Summary
CERO                                         Cumulative Total Return
-------------------------           ------------------------------------------
                                    6/5/97 12/31/97 12/31/98 12/31/99 12/31/00
                                    ------ -------- -------- -------- --------
CONCERO INC........................  100    116.11    33.33   221.53    33.33
NASDAQ STOCK MARKET (U.S.).........  100    112.82   159.10   295.66   177.89
S & P COMPUTERS (SOFTWARE &
 SERVICES).........................  100    104.21   188.82   349.19   164.99

                     CERTAIN TRANSACTIONS WITH MANAGEMENT

Registration Rights Agreement

   We have entered into an agreement with each of our existing stockholders and warrantholders pursuant to which such stockholders and warrantholders were granted certain registration rights.

Loan Arrangement

   We lent $70,000 to John Velasquez, one of our executive officers, pursuant to a promissory note dated September 25, 2000. The note bears interest at a rate of 7.5% per annum. The maturity date of the note is September 24, 2001 and all principal and interest is due at maturity.

Employment Agreements

   We have entered into employment agreements with all of our executive officers. See "Employment Contracts and Change of Control Arrangements".

   Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, the preceding Report on Executive Compensation, Audit Committee Report, Audit Committee Charter and the Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by us under those acts.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

   Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of our common stock and securities with the Securities and Exchange Commission and the Nasdaq Stock Market. Officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

   Based solely upon a review of the copies of such forms furnished to us or written representations from certain reporting persons that no Forms 5 were required, we believe that, during 2000, our executive officers, directors, and greater than 10% beneficial owners complied with all other applicable Section 16(a) reporting requirements.

                                   FORM 10-K

   We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 27, 2001. Stockholders may obtain a copy of this report, without charge, by writing to the attention of Chief Financial Officer, at our executive offices located at 6300 Bridgepoint Parkway, Building 3, Suite 200, Austin, Texas 78730.

                                 ANNUAL REPORT

   A copy of our Annual Report for 2000 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

                                 OTHER MATTERS

   The board of directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth in this proxy statement. Should any other matter requiring a vote of the stockholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment in the interest of Concero. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

                                          By Order of the Board of Directors,


                                          /s/ Nancy A. Richardson
                                          NANCY A. RICHARDSON
                                          Secretary

April 20, 2001

                                  APPENDIX A

                        CHARTER OF THE AUDIT COMMITTEE
                         OF THE BOARD OF DIRECTORS OF
                                 CONCERO INC.,
                            a Delaware Corporation

I. COMPOSITION

   The Audit Committee shall be comprised of three or more independent directors, or at least two independent directors and an affiliated director if the Board feels the Committee is best served by an affiliated director who has substantial financial accounting experience.

   All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

II. PURPOSE

   The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the stockholders and others, the systems of internal controls which management and the Board of Directors have established, and the Corporation's audit and financial reporting process.

   The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III of this Charter.

III. RESPONSIBILITIES AND DUTIES

   To fulfill its responsibilities and duties the Audit Committee shall:

  A. Review this Charter at least annually and recommend any changes to the Board.

  B. Review the Corporation's annual financial statements and any other relevant reports or other financial information.

  C. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

  D. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

  E. Following completion of the annual audit, review separately with management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit.

  F. Perform any other activities consistent with this Charter, the Corporation's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

IV. FREQUENCY AND TIMING

   The Audit Committee shall meet on a regular basis and shall hold special meetings as circumstances require.

V. Minutes

   Minutes will be kept of each meeting of the Audit Committee and will be provided to each member of the Board. Any action of the Audit Committee shall be subject to revision, modification, rescission, or alteration by the Board of Directors, provided that no rights of third parties shall be affected by any such revision, modification, rescission, or alteration.

--------------------------------------------------------------------------------





PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 CONCERO INC.


    The undersigned hereby appoints Timothy D. Webb and Wade E. Saadi as proxies, and each of them, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote all of the shares of Common Stock of CONCERO INC. (the "Company") held of record by the undersigned on March 30, 2001 at the Annual Meeting of Stockholders of the Company to be held on Wednesday May 23, 2001, and any adjournment(s) thereof as follows and in accordance with their judgment upon any other matter properly presented:



      (Continued, and to be marked, dated and signed, on the other side)




--------------------------------------------------------------------------------
                          /\ FOLD AND DETACH HERE /\

------------------------------------------------------------------------------------------------------------------------------------
This proxy when properly executed will be voted as directed by the undersigned stockholder. If             Please mark
directions are not indicated, the proxy will be voted to elect the nominees described in item 1           your vote as   [X]
and for items 2 and 3.                                                                                     indicated in
                                                                                                           this example


The Board of Directors recommends a vote FOR    FOR    WITHHELD
Items 1, 2 and 3.                                      FOR ALL                                              FOR    AGAINST   ABSTAIN
1.  Election of Seven Directors                 [ ]      [ ]         ITEM 2--APPROVAL OF AN AMENDMENT TO    [ ]      [ ]       [ ]
                                                                             AMENDED AND RESTATED 1996
    Nominees                                                                 STOCK OPTION/STOCK ISSUANCE
                                                                             PLAN.
Dr. W. Frank King, Wade E. Saadi, Edward C.
Ateyeh, Jr., Thomas A. Herring, Kevin B.                             ITEM 3--RATIFY THE APPOINTMENT OF      [ ]      [ ]       [ ]
Kurtzman, Michael J. Maples and Timothy D.                                   ERNST & YOUNG AS INDEPENDENT
Webb                                                                         AUDITORS FOR THE FISCAL YEAR
                                                                             2001.
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

_______________________________________________________________










Signature __________________________________________  Signature __________________________________________  Date ___________________
NOTE: Please sign as name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

------------------------------------------------------------------------------------------------------------------------------------
                                                     /\FOLD AND DETACH HERE/\